For translation purposes only

EXHIBIT 10.3

AGREEMENT

TERMINATION OF THE EMPLOYMENT CONTRACT BY MUTUAL CONSENT

Between:     ITRON MANAGEMENT SERVICES S.A.
with registered offices at 1050 Brussels, avenue Louise 480;

represented by Jared Serff, in his capacity of VP, Competitive Resources,

hereafter referral to as "the Employer",

And:        MR. MARCEL REGNIER

hereafter referred to as "the Employee",

WHEREAS

The Employee entered into the service of the Employer on 1 August 2008 with an employment contract of indefinite duration of 28 July 2008 (the Employment Contract).

As from 1 April 2012, the Employee will execute a new employment contract in France with a company belonging to the same group. Accordingly, parties have decided to terminate the Employment Contract upon mutual consent.

By this agreement, it is the parties' intention to confirm this termination upon mutual consent and to settle all possible disputes between them resulting from or which could result from the termination of the Employment Contract.

THEREFORE, IT HAS BEEN AGREED AS FOLLOWS

Article 1
Parties agree to terminate the Employment Contract upon mutual consent effective on 31 March 2012. As of 1 April 2012, the Employee will no longer be part of the Employer's staff.

Article 2
Within a period of 15 working days following the effective termination of the Employment Contract, the Employer shall pay the following amounts to the Employee:

-    the salary for the month of March 2012;
-    the holiday pay at leave, calculated in accordance with the applicable legal provisions;
-    the pro rata end of year premium for the year 2012, in accordance with the applicable provisions.

Those amounts will be paid after deduction of the social security contributions and professional withholding tax due. The corresponding net amounts will be deposited on the Employee's bank account.

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For translation purposes only

The Employer will also provide the Employee with all appropriate social and tax documents.

Article 3
All benefits in kind arising from the employment relationship shall terminate as from the effective termination of the Employment Contract. This includes but is not limited to Employee's affiliation to the Employer's pension plan and health care insurance, company vehicle, as well as the housing allowance in Belgium.

Article 4
The Employee undertakes to return to the Employer, within 24 hours after the effective termination of the Employment Contract, all material and documents belonging to the Employer.

Article 5
The Employee acknowledges that the amounts paid to him under this agreement represent the full and final settlement for any claims the Employee could make in relation to the termination of the Employment contract.

Article 6
Without prejudice to the rights arising from this agreement, the parties hereto explicitly and finally waive any other claim which may arise between them or which may have already arisen resulting from and/or relating to the employment relationship which has existed between them as well as the termination thereof.

The waiver under the preceding paragraphs holds under Belgian law and under any law that may be applicable.

For the sake of good order, the Employer also waives any non-compete clause that might be applicable.

Article 7
The parties also waive their rights to invoke any error regarding the facts or the law as well as any error pertaining to the existence and the extent of their respective rights.

Drafted in Brussels, on [date], in two original copies, both parties acknowledging receipt of one copy.

The Employer	The Employee

/s/ JARED SERFF	/s/ MARCEL REGNIER
Jared Serff VP, Competitive Resources	Mr. Marcel Regnier

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